As filed with the Securities and Exchange Commission on October 16, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

Great Western Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1308512
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

100 North Phillips Avenue
Sioux Falls, South Dakota	57104
(Address of Principal Executive Offices)	(Zip Code)

Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan

Great Western Bancorp, Inc. 2014 Non-Employee Director Plan

(Full Title of Plans)

Donald J. Straka

General Counsel

Great Western Bancorp, Inc.

100 North Phillips Avenue

Sioux Falls, South Dakota 57104

(605) 334-2548

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Catherine M. Clarkin

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share, under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan	813,889 shares	$18.00	$14,650,002	$1,702.33
Common Stock, par value $0.01 per share, under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan	83,333 shares	$18.00	$1,499,994	$174.30

(1)	Any additional shares of Common Stock of Great Western Bancorp, Inc. to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, which is based on the initial public offering price of Great Western Bancorp, Inc.’s common stock as set forth in Great Western Bancorp, Inc.’s Prospectus filed with the Securities and Exchange Commission on October 16, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (collectively, the “Plans”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents that Great Western Bancorp, Inc. (the “Company”) has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•	The Company’s prospectus filed with the Commission on October 16, 2014, pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File. No. 333-198458), which contains Great Western Bancorporation, Inc.’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36688) filed with the Commission on October 14, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation organized thereunder may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw agreement, vote of the Company’s stockholders or disinterested directors or otherwise. The Company’s amended and restated bylaws provide for indemnification of its directors, officers and employees to the fullest extent permitted by the DGCL, subject to limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company maintains policies of insurance under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to the Company with respect to payments which the Company may make to such officers and directors pursuant to the above indemnification as a matter of law. In addition, under certain circumstances, the Company’s underwriters are obligated to indemnify the Company’s directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sioux Falls, South Dakota, on October 16, 2014.

Great Western Bancorp, Inc.

By:	/s/ Kenneth Karels
Kenneth Karels
President and Chief Executive Officer

The undersigned officers and directors do hereby constitute and appoint Donald J. Straka and Peter Chapman and either of them, with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 16, 2014.

Name	Title

/s/ Kenneth Karels	President, Chief Executive Officer and Director
Kenneth Karels	(Principal Executive Officer)

/s/ Peter Chapman	Chief Financial Officer and Executive Vice President
Peter Chapman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nathan Butler	Director
Nathan Butler

/s/ Swati Dave	Director
Swati Dave

/s/ Frances Grieb	Director
Frances Grieb

/s/ Andrew Hove	Director
Andrew Hove

/s/ Rolfe Lakin	Director
Rolfe Lakin

Name	Title

/s/ Richard Rauchenberger	Director
Richard Rauchenberger

/s/ Daniel Rykhus	Director
Daniel Rykhus

/s/ Richard Sawers	Director
Richard Sawers

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Great Western Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, as amended (File No. 333-198458))

4.2	Amended and Restated Bylaws of Great Western Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, as amended (File No. 333-198458))

5.1	Opinion of Sullivan & Cromwell LLP*

10.1	Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan*

10.2	Great Western Bancorp, Inc. 2014 Non-Employee Director Plan*

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney (set forth on signature page)*

*	Filed herewith.